Exhibit 99.1
For further information contact:
Michael R. Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Rx Communications Group:
Paula Schwartz
917-322-2216 or pschwartz@rxir.com
EMISPHERE TECHNOLOGIES, INC. RECEIVES NASDAQ PANEL DECISION
CEDAR KNOLLS, NJ, June 8, 2009 — Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced that it received notification from the NASDAQ Stock Market that its shares will be delisted from the NASDAQ Capital Market effective with the open of business on Tuesday, June 9, 2009. The delisting follows the Company’s announcement on November 26, 2008 regarding its non-compliance with the minimum market value of listed securities requirement for continued listing on The NASDAQ Capital Market.
The Company anticipates that its securities will be eligible for trading on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority, effective with the open of business on Tuesday, June 9, 2009. The Company’s trading symbol will remain EMIS. However, it is the Company’s understanding that, for certain quote publication websites, investors may be required to key EMIS.OB to obtain quotes.
About the OTCBB
The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over the counter equity securities. An over the counter equity security generally is any equity that is not listed or traded on a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, ADRs, and Direct Participation Programs. More information is available at http://www.otcbb.com.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 16, 2009.
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